Exhibit 99.1

Media contact:                          Media contact:
Michel' Philipp                         Robin J. Lampe
Phone: 785.575.1927                     Phone: 785.575.6468
FAX: 785.575.6399                       FAX: 785.575.6511
News@wstnres.com                        robin_lampe@wr.com
Investor contact:                       Investor contact:
Jim Martin                              Craig Weingartner
Phone: 785.575.6549                     Phone: 785.575.8168
FAX: 785.575.8160                       FAX: 785.575.6511



                       PROTECTION ONE ANNOUNCES
                     SALE OF EUROPEAN OPERATIONS,
                     AMENDMENT TO CREDIT FACILITY

     TOPEKA, Kansas, and CULVER CITY, California, March 1, 2000 (7:00 a.m.
CST) - Protection One (NYSE:POI) and Westar Capital, an unregulated subsidiary of Western Resources (NYSE:WR), announced today that Westar Capital has purchased the Continental European (CET) and United Kingdom operations, collectively the "European operations," and certain other assets of Protection One for $244 million.

     Under the agreement, Westar Capital paid approximately $183 million in cash and transferred to Protection One debt securities with a market value of approximately $61 million. Cash proceeds from the transaction were used to reduce the outstanding balance owed to Westar Capital on Protection One's revolving credit facility.

     In addition, the companies finalized an amendment to the credit facility for Protection One which reduced the facility to $115 million, down from the original amount of $250 million, with a maturity date of January 2, 2001. For approved acquisitions, an additional $40 million could be made available under the facility. As a result of the transaction, Protection One has

                                  -more-

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p. 2 - SALE OF EUROPEAN OPERATIONS

approximately $60 million currently drawn under the facility. As of the closing, Western Resources and its subsidiaries own no Protection One debt securities outside of the credit facility.

     Under the agreement, Westar Capital purchased the European operations, as well as other miscellaneous Protection One investments. The purchase of the European operations includes a provision under which Westar Capital is obligated to pay to Protection One a portion of net gain, if any, on a subsequent sale of the businesses on a declining basis over the four years following the agreement.

     The assets purchased have a book value of approximately $230 million and EBITDA for the nine-months ended September 30, 1999 of approximately $36 million. The acquisition by Westar Capital included certain debt obligations of the European operations in the amount of approximately $60 million as of the closing date.

     The transaction and the amendment to the credit facility were negotiated by a special committee of the Protection One board and approved by the independent members of the Protection One board. Warburg Dillon Read, LLC acted as an advisor in delivering a fairness opinion to the special committee with regard to the sale of the European operations.

                                 -30-

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has approximately 1.6 million security customers in North America and Europe. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Protection One, one of the leading residential security alarm companies in the United States, provides monitoring and related security services to approximately 1.6 million residential and commercial subscribers in North America and Europe.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning the consummation of the possible asset sale and credit facility described in this press release, capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release. Other risks and uncertainties are described in Protection One's 1998 Form 10-K/A filed with the Securities and Exchange Commission on Dec. 27, 1999, and quarterly reports on Form 10-Q filed on May 17, 1999, August 16, 1999 and November 12, 1999. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.